Exhibit 10.3

The following officers of the Company received awards of the following number of shares of restricted stock of the Company effective December 1, 2005 and subject to the terms of the attached form of Restricted Stock Award. All of the following shares were granted under the Amended and Restated 1999 Stock Option Plan except for 900 of the shares granted to Pamela Montpelier, which were granted under the 1999 Recognition and Retention Plan.

OFFICERS	SHARES
Pamela Montpelier	4,900
Dana Philbrook	2,000
Paul Carey	3,000
Amy Costello	2,000

[OFFICER FORM]

SERVICE BANCORP, INC.

[AMENDED AND RESTATED 1999 STOCK OPTION PLAN]

[1999 RECOGNITION AND RETENTION PLAN]

RESTRICTED STOCK AWARD

A. A RESTRICTED STOCK AWARD for a total of                              shares of common stock, $0.01 par value per share, of Service Bancorp, Inc. (the “Company”) is hereby granted to                                                               (the “Recipient”), subject in all respects to the terms and conditions of the Service Bancorp, Inc. [Amended and Restated 1999 Stock Option Plan][1999 Recognition and Retention Plan] (the “Plan”), which is incorporated herein by reference. All capitalized terms in this Agreement that are not defined herein have the meanings given to them in the Plan.

B. The shares of common stock awarded hereunder shall bear a legend restricting the transferability of such common stock (hereinafter referred to as the “Restricted Stock”). The Recipient shall have the right to vote the shares represented by the certificates pending vesting therein. Pending distribution or forfeiture, the Recipient will also receive dividends declared with respect to the shares.

C. Upon the execution of this Restricted Stock Agreement, the Recipient shall receive a certificate or certificates representing the shares of Restricted Stock that have been awarded to the Recipient hereunder. Upon receipt of the Restricted Stock certificate representing the shares awarded hereunder, the Recipient shall execute and return to the Company a stock power or powers endorsed in blank covering all such shares of Restricted Stock. Pursuant to the terms of the Plan, the Company shall deposit the certificate or certificates representing the Recipient’s Restricted Stock Award, together with the stock power(s), with an escrow agent specified by the Company.

D. The Recipient shall not sell, assign, transfer, donate, pledge, encumber or otherwise dispose of any interest in the Restricted Stock, except as hereinafter provided, until such Restricted Stock has vested. The Restricted Stock shall vest in five equal installments, with the first installment vesting on January 1, 2006 and succeeding installments on each anniversary thereafter.

E. If the Recipient ceases to maintain Continuous Service with the Company or a Subsidiary for any reason other than death, Disability, Normal Retirement, or following a Change of Control, all shares of Restricted Stock awarded to such Recipient that have not vested shall be forfeited by such Recipient. In the event the Recipient’s service with the Company or a Subsidiary terminates due to Normal Retirement, death or Disability, the Restricted Stock allocated to the Recipient that as of the date of termination has not yet vested shall be deemed to vest as of the Recipient’s last day of service with the Company or a Subsidiary; provided that Restricted Stock awarded to an employee who at any time also serves as a director shall not be deemed to vest until both employment and service as a director have been terminated. In the event of a Change of Control, the Restricted Stock allocated to the Recipient that as of the date of termination has not yet vested shall be deemed to vest in accordance with the terms of the Plan.

F. This Restricted Stock Award is not an employment contract and nothing in this Restricted Stock Award shall affect in any manner whatsoever the right or power of the Company or a Subsidiary to terminate the Recipient’s employment for any reason at any time, with or without cause and with or without notice.

G. At the time Restricted Stock vests, the Company shall deliver to the Recipient (or if Restricted Stock is deemed to vest due to the Recipient’s death, to the Recipient’s beneficiary) shares of common stock of the Company representing the amount earned, absent any restrictions that may have been imposed under the Plan. Upon delivery of the shares of common stock to the Recipient or beneficiary, such person shall execute and return to the Company an Acknowledgment of Receipt of Earned Shares, in the form attached hereto.

H. The Recipient acknowledges and agrees that the Company or a Subsidiary may be obligated to withhold federal, state and local income taxes and social security taxes to the extent that the Recipient realizes ordinary income in connection with the vesting of the Restricted Stock or the payment of dividends on the Restricted Stock. The Recipient agrees that the Company or a Subsidiary may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Recipient and also agrees that upon demand the Recipient will promptly pay to the Company or a Subsidiary having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation.

I. A copy of the Plan governing this Restricted Stock Award is attached hereto. The Recipient is invited to review all the provisions of the Plan governing this Restricted Stock Award.

Dated: December 1, 2005

ATTEST:	SERVICE BANCORP, INC.

By:	By:

The Recipient acknowledges receipt of a copy of the Plan, a copy of which is attached hereto, and represents that the Recipient is familiar with the terms and provisions thereof. The Recipient hereby accepts this Restricted Stock Award subject to all the terms and provisions contained therein and in the Plan. The Recipient hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors of the Company upon any questions arising under the Plan.

Dated:

By:
Recipient

ACKNOWLEDGMENT OF RECEIPT OF EARNED SHARES

I hereby acknowledge the delivery to me by Service Bancorp, Inc. (the “Company”) on                                         , of stock certificates for                                          shares of common stock of the Company earned by me pursuant to the terms and conditions of the Service Bancorp, Inc. Restricted Stock Award dated December 1, 2005, and the Service Bancorp, Inc. [Amended and Restated Stock Option Plan][Recognition and Retention Plan], which shares were transferred to me on the Company’s stock record books on                                         .

Dated:

Recipient’s name

Recipient’s signature